Exhibit 99.1
News Release	Chesapeake Granite Wash Trust

February 6, 2018

CHESAPEAKE GRANITE WASH TRUST ANNOUNCES
DISTRIBUTION AMOUNT OF $0.0787 PER COMMON UNIT

HOUSTON, TEXAS, February 6, 2018 – Chesapeake Granite Wash Trust (NYSE:CHKR) (the “Trust”) today announced that its common unit distribution for the quarter ended December 31, 2017 (which primarily relates to production attributable to the Trust’s royalty interests from September 1, 2017 through November 30, 2017) will be $0.0787 per common unit. The distribution will be paid on March 2, 2018 to common unitholders of record at the close of business on February 20, 2018.
During the three-month production period ended November 30, 2017, sales volumes and realized prices were both lower than initial Trust estimates.
The following table provides supporting documentation, as provided by Chesapeake Energy Corporation to the Trust, for the calculation of distributable income available to unitholders for the production period from September 1, 2017 through November 30, 2017.

Sales volumes:
Oil (mbbl)	25
Natural gas (mmcf)	674
Natural gas liquids (mbbl)	85
Total oil equivalent volumes (mboe)	223

Average price received per production unit:(1)
Oil	$47.43
Natural gas	$1.01
Natural gas liquids	$24.09

Distributable income calculation (in thousands, except per unit income):
Revenue less production taxes(1)	$3,682
Trust administrative expenses	(2)
Distributable income available to unitholders	$3,680
Calculated distributable income per common unit(2)	$0.0787

(1)	Includes the effect of certain marketing, gathering and transportation deductions.
(2)	Based on 46,750,000 common units issued and outstanding.

TRUSTEE CONTACT INFORMATION:	CHESAPEAKE GRANITE WASH TRUST
Bank of New York Mellon Trust Company, N.A. Sarah Newell 512-236-6555 sarah.newell@bnymellon.com	601 Travis Street 16th Floor Houston, TX 77002

Due to the timing of the payment of production proceeds to the Trust, quarterly distributions generally include royalties attributable to sales of oil, natural gas liquids and natural gas for three months, including the first two months of the quarter just ended and the last month of the prior quarter.
The Trust was formed by Chesapeake Energy Corporation ("Chesapeake") in June 2011 and owns royalty interests in certain oil and natural gas properties in the Colony Granite Wash play in Washita County, Oklahoma. The Trust is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of Trust revenues and the quarterly distributions to Trust unitholders will fluctuate from quarter to quarter, depending on the sales volume of oil, natural gas liquids and natural gas attributable to the Trust’s royalty interests and the prices received for such sales and the amount of the Trust’s administrative expenses, among other factors.
The Trust’s Annual Report on Form 10-K for the year ended December 31, 2016 has been filed with the SEC. The Annual Report on Form 10-K is available in the “SEC Filings” section of the Trust’s website at www.chkgranitewashtrust.com, as well as on the SEC’s website at www.sec.gov. Trust unitholders have the ability to request a printed copy of the Annual Report on Form 10-K, which contains the Trust’s audited financial statements, free of charge (via first class mail) by sending a written request to Chesapeake Granite Wash Trust, The Bank of New York Mellon Trust Company, N.A., Corporate Trust, 601 Travis Street, 16th Floor, Houston, TX 77002.

ABOUT CHESAPEAKE GRANITE WASH TRUST:
Chesapeake Granite Wash Trust (NYSE:CHKR) is a Delaware statutory trust formed by Chesapeake Energy Corporation to own certain royalty interests in oil, natural gas liquids and natural gas wells in Washita County, Oklahoma producing from the Colony Granite Wash play within the broader Granite Wash formation of the Anadarko Basin. The common units do not represent interests in and are not obligations of Chesapeake Energy Corporation. The common units are listed on the New York Stock Exchange under the symbol CHKR. Further information is available at www.chkgranitewashtrust.com, where Chesapeake Granite Wash Trust routinely posts announcements, updates, investor information and news releases.
Pursuant to IRC Section 1446, withholding tax on income effectively connected to a U.S. trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from U.S. sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by Chesapeake Granite Wash Trust, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. For distributions made to foreign partners, nominees and brokers should withhold at the highest effective tax rate.
This news release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this news release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. The anticipated distribution discussed herein is based, in part, on the amount of cash received or expected to be received by the Trust from Chesapeake with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Neither Chesapeake nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this news release. An investment in common units issued by Chesapeake Granite Wash Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as other risks identified in the Trust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available at the SEC’s website at www.sec.gov.